Exhibit 99.1

Berkshire Hills Reports 21% Third Quarter Core EPS Growth;

Dividend Increased;

New York Stock Exchange Listing Announced

Pittsfield, MA — October 23, 2012 — Berkshire Hills Bancorp, Inc. (NASDAQ: BHLB) reported $0.52 in third quarter core earnings per share, a 21% increase over third quarter 2011 core earnings of $0.43 per share.  For the first nine months of the year, Berkshire reported $1.43 in core earnings per share in 2012, which was a 30% increase over 2011 nine month core results of $1.10 per share.  This growth resulted from positive operating leverage related to ongoing business expansion.

Earnings in both years were also affected by net non-core charges for mergers and systems conversions.    Including non-core charges, third quarter GAAP earnings per share totaled $0.46 in 2012, compared to $0.22 in 2011.  For the first nine months of the year, GAAP earnings per share totaled $1.11 in 2012, compared to $0.54 in 2011.

THIRD QUARTER FINANCIAL HIGHLIGHTS

•                  21% increase in core earnings per share, compared to third quarter of 2011

•                  11% increase in core earnings per share, compared to the prior quarter

•                  5% revenue growth, compared to the prior quarter

•                  6% annualized loan growth

•                  19% annualized growth in demand deposit balances

•                  10% annualized growth in non-maturity deposits

•                  0.59% non-performing assets/total assets

•                  0.27% annualized net loan charge-offs/average loans

•                  1.00% core ROA (0.88% GAAP ROA)

•                  57% efficiency ratio

Berkshire CEO Michael P. Daly stated, “Our third quarter results represent the tenth consecutive quarter of increased operating earnings, and we are ahead of plan to achieve the earnings and core profitability growth that we targeted for the year.  Across our markets, our teams are generating solid business - resulting in market share gains that demonstrate the value of our brand promise, service execution, and product capabilities.  The positive operating leverage that we are generating resulted in a third quarter core return on assets of 100 basis points.  We are currently generating tangible equity from core operations at an annualized rate of $2.31 per share, resulting in a 15% annualized

BHLB — Berkshire Hills Bancorp	www.berkshirebank.com

return on tangible equity.  Our growing fee income is diversifying revenues and strengthening efficiency and earnings.  With our multiple earnings levers, we offset the impact of a managed reduction of 5 basis points in our core net interest margin, allowing us to maintain targeted organic growth momentum, competitive positioning, and future pricing flexibility.  Other margin impacts from accounting factors continue to vary on a quarterly basis, but the bottom line earnings trend continues to be solidly upward.”

“We are achieving these strong operating results while continuing to build our franchise for the future,” Mr. Daly continued.  “Last Friday we completed our acquisition of Beacon Federal Bancorp, which added nearly $1 billion in assets and solidifies our presence in Central New York, where we now have ten offices serving the Syracuse/Rome/Utica markets.  We continue to move forward in building revenues from our CBT and Greenpark Mortgage acquisitions earlier in the year.  In the third quarter, we announced the appointment of Sheryl McQuade as Senior Vice President and Regional Commercial leader for our growing Hartford/Springfield region.  During the quarter, we also completed the conversion of our core banking systems on schedule.  This is a major investment in our technology platform that is expected to contribute to future revenue and earnings growth.”

Mr. Daly concluded, “Based on our consistent earnings growth, we are pleased to be announcing a one cent increase in the quarterly dividend to $0.18 per share.  This represents a 6% increase and follows by one year our last quarterly dividend increase.  We are very focused on shareholder value and shareholder return, and our goal is to deliver the benefits of our earnings driven capital accretion as we continue to expand and improve the quality of our franchise.   Recognizing our growth and our outlook, we have separately announced today that during November we plan to transfer our stock listing to the New York Stock Exchange, where we will join a number of the nation’s most successful financial institutions.”

DIVIDEND INCREASE

The Board of Directors voted to declare a cash dividend of $0.18 per share to shareholders of record at the close of business on November 8, 2012, payable on November 21, 2012.  This dividend provides a 3.2% yield based on the $22.40 average closing price of Berkshire’s common stock during the third quarter.  This dividend represents a 35% payout compared to the $0.52 in core earnings per share recorded during the quarter.

NEW YORK STOCK EXCHANGE LISTING

In a separate news release today, Berkshire has announced that it will transfer the listing of its common stock to the New York Stock Exchange in November.  The stock symbol will remain “BHLB”.

FINANCIAL CONDITION

Total assets increased by $127 million (11% annualized) in the most recent quarter.  Annualized loan growth was 6% and annualized deposit growth was 5%, reflecting ongoing business development in Berkshire’s markets.  Loans held for sale also increased due to higher mortgage banking volume, and subordinated debt increased as the Company raised funds near the end of the quarter for the acquisition of Beacon, which was completed on October 19.  For the year-to-date, balance sheet growth included the impact of the acquisitions of CBT — The Connecticut Bank and Trust Company and the operations of Greenpark Mortgage, which were completed in the second quarter.  Overall measures of asset quality, capital, and liquidity remained strong through the first nine months of the year.

Loan growth totaling $53 million resulted primarily from a $49 million increase in commercial business loans.  Commercial business loans have increased by 39% since the start of the year.  Berkshire continues to build business loan volume in Central Massachusetts and New York as it targets banking relationships with middle market customers who need a full range of products and services provided by a responsive local banking partner.  During the quarter, growth in residential real estate loans partially offset runoff in commercial real estate balances.  For the year-to-date, excluding acquired CBT loan balances, total loans increased by $254 million at an 11% annualized rate as Berkshire continues to employ its capital to support the credit needs of its markets and generate shareholder returns.  Residential mortgage originations totaled $392 million for the quarter and $696 million for the year-to-date.  Including its expanded eastern Massachusetts operations, Berkshire is an increasingly important supplier of consumer credit supporting the region’s housing market and helping individuals take advantage of the record low mortgage rates.

Third quarter asset quality metrics remained favorable.  At quarter-end, non-performing assets were 0.59% of total assets, compared to 0.60% at the start of the quarter. Annualized net loan charge-offs measured 0.27% of average loans for the third quarter and 0.25% for the year-to-date.  Accruing delinquent loans were 1.00% of total loans at quarter-end, which was down from 1.01% a year ago.  The ratio of the allowance to total loans was 0.98% and 0.97% at the start and end of the quarter.

Third quarter deposit growth totaled $40 million (5% annualized) and funded most of the $53 million increase in loan balances.  Demand deposit balances increased at a 19% annualized rate primarily due to ongoing promotion of relationship oriented personal accounts.  The Company continued to manage a decrease in time deposits as higher cost certificates rolled off.  For the year-to-date, excluding acquired CBT deposit balances, total deposits increased by $137 million at a 6% annualized rate.

Total shareholders’ equity increased at a 5% annualized rate in the third quarter to $591 million due to the benefit of retained earnings.  Tangible book value per share increased at a 10% annualized rate to $15.86 during the quarter, while total book value per share increased at a 4% annualized rate to $26.60.  The ratio of tangible equity/assets remained at 8.0%, while the ratio of total equity to assets decreased slightly to 12.8% from 12.9%.

RESULTS OF OPERATIONS

Berkshire posted strong core growth in revenue, earnings, and earnings per share for the third quarter and year-to-date.  Most core profitability measures also improved as a result of the positive operating leverage produced by the revenue growth, with core return on equity improving to 7.8% and with the efficiency ratio improving to 57% in the most recent quarter.  Berkshire is achieving these results while bearing the costs of maintaining its asset sensitive interest rate risk profile and absorbing the charges related to its branch and team expansion, and its investment in technology and other infrastructure.

Of note, the third quarter was the first complete quarter with the combined operations of CBT and Greenpark Mortgage, which were acquired during the second quarter.  Many categories of income and expense increased due to these acquisitions, and year-to-year increases include the impact of the Rome and Legacy acquisitions in 2011.  As a result, the discussion of operations primarily compares the third quarter of 2012 to the second quarter of 2012.

Net income in most periods also reflected non-core charges which were primarily merger related, together with systems conversion costs.  The reconciliation of net income and core income is shown on table F-9 of the financial tables.  Non-core charges in the most recent quarter were primarily related to nonrecurring costs of the core systems conversion, which was completed during the quarter.  The Company does not view these non-core items as related to its underlying ongoing operating activities.  Including net non-core charges, the third quarter return on equity was 6.9%.

Berkshire’s total net revenue increased by $2.2 million (5%) in the third quarter compared to the prior quarter.  Mortgage production net revenue increased by $1.5  million to $4.3 million due to the full quarter of Greenpark operations, along with higher mortgage refinancings in the current low interest rate environment.  Non-interest income increased to 29% of total revenue.

Net interest income increased by $0.2 million (2% annualized) to $35.2 million in the third quarter compared to the prior quarter.   Average earning assets increased by 5% due to business development together with the benefit of a full quarter of CBT and Greenpark operations.  The Company estimates that the third quarter core net interest margin was compressed by 5 basis points due to the impact of lower interest rates.  The margin also decreased due to a 6 basis point credit received in the second quarter from one commercial loan prepayment.  Additionally, the Company recorded a 9 basis point decrease in the margin due to the writedown of deferred costs in conjunction with accelerated mortgage refinancings.  The income impact of these charges was more than offset by the higher mortgage production income also resulting from refinancing demand, which contributed to the higher EPS for the quarter.

The quarterly margin has varied based on the impact of loan prepayments on deferred balances and purchase accounting entries.  Berkshire continues to target a core net interest margin above 3.50% before these impacts.  The Company also plans to maintain its asset sensitive interest rate risk profile in order to enhance its long-term earnings.  The Company has reduced its cost of funds by 12 basis points since the start of the year, with the potential for additional future targeted reductions as appropriate based on the operating environment.

The third quarter provision for loan losses increased to $2.5 million from $2.3 million in the prior quarter.  Net loan charge-offs totaled $2.3 million and $2.0 million in these periods, respectively.  There were no significant changes in the Bank’s favorable charge-off metrics or in the metrics related to the loan loss allowance, which increased by $0.2 million to $33.1 million during the quarter.

Third quarter core non-interest expense decreased by 1% to $29.9 million.  Third quarter GAAP non-interest expense totaled $32.2 million, including $2.2 million in non-core charges primarily related to the core systems conversion.  Year-to-date non-core expense totaled $10.5 million, which was in line with the Company’s guidance at the start of the year excluding the Beacon acquisition, which was announced in May and completed in the fourth quarter.  The third quarter effective income tax rate increased in line with expectations to about 33% due to the higher level of pretax income in relation to the Company’s tax advantaged investments.

CONFERENCE CALL

Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Wednesday, October 24, 2012 to discuss the results for the quarter and provide guidance about expected future results.  Participants should dial-in to the call a few minutes before it begins.  Information about the conference call follows:

Dial-in:	877-883-0383
Elite Entry Number:	4373108
Webcast:	www.berkshirebank.com (investor relations link)

A telephone replay of the call will be available through Wednesday, October 31, 2012 by calling 877-344-7529 and entering conference number: 10018914.  The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM. Including the acquisition of Beacon Federal Bancorp, the Company has approximately $5.5 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.  The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs, restructuring costs, and systems conversion costs.  Similarly, the efficiency ratio is also adjusted for these non-core items and for tax preference items.  The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community.  Non-GAAP expense adjustments are primarily related to charges related to merger and acquisition activity.  These charges consist primarily of severance/benefit related expenses, contract termination costs, and professional fees.  There are additionally non-GAAP adjustments related to non-recurring securities gains, discontinued operations, the disposition of excess properties, and core systems conversion costs.  Tax adjustments are based on an analysis of tax accruals for core income and for GAAP income, with the net difference included with non-core items and reflecting the timing impacts of tax expense estimates.

# # #

CONTACTS

Investor Relations Contact

David Gonci; Investor Relations Officer; 413-281-1973

Media Contact

Lori Gazzillo; AVP, Community Relations; 413-822-1695

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED BALANCE SHEETS - UNAUDITED - (F-1)

	September 30,	June 30,	December 31,
(In thousands)	2012	2012	2011
Assets
Cash and due from banks	$48,214	$44,696	$46,713
Short-term investments	33,834	21,790	28,646

Trading security	17,237	17,365	17,395
Securities available for sale, at fair value	467,444	471,368	419,756
Securities held to maturity, at amortized cost	51,156	41,822	58,912
Federal Home Loan Bank stock and other restricted securities	37,135	37,174	37,118
Total securities	572,972	567,729	533,181

Loans held for sale	114,698	59,280	1,455

Residential mortgages	1,226,022	1,193,447	1,020,435
Commercial mortgages	1,255,172	1,281,058	1,156,241
Commercial business loans	568,781	519,684	410,292
Consumer loans	368,417	371,430	369,602
Total loans	3,418,392	3,365,619	2,956,570
Less: Allowance for loan losses	(33,090)	(32,868)	(32,444)
Net loans	3,385,302	3,332,751	2,924,126

Premises and equipment, net	70,707	68,569	60,139
Other real estate owned	1,399	827	1,900
Goodwill	220,688	220,360	202,391
Other intangible assets	17,991	19,505	20,973
Cash surrender value of bank-owned life insurance	76,904	76,290	75,009
Other assets	91,525	95,926	91,309
Assets from discontinued operations	—	—	5,362
Total assets	$4,634,234	$4,507,723	$3,991,204

Liabilities and stockholders’ equity
Demand deposits	$560,452	$535,472	$447,414
NOW deposits	296,219	298,236	272,204
Money market deposits	1,183,247	1,158,562	1,055,306
Savings deposits	381,604	371,668	350,517
Total non-maturity deposits	2,421,522	2,363,938	2,125,441
Time deposits	1,028,286	1,045,767	975,734
Total deposits	3,449,808	3,409,705	3,101,175

Borrowings	447,246	452,527	221,938
Subordinated debentures	89,602	15,464	15,464
Total borrowings	536,848	467,991	237,402

Other liabilities	56,657	46,757	43,758
Liabilities from discontinued operations	—	—	55,504
Total liabilities	4,043,313	3,924,453	3,437,839

Total common stockholders’ equity	590,921	583,270	553,365
Total liabilities and stockholders’ equity	$4,634,234	$4,507,723	$3,991,204

(1) At year end 2011, four branches were held for sale as discontinued operations and sold as of January 20, 2012.

(2) The Company acquired The Connecticut Bank and Trust Company (“CBT”) on April 20, 2012 with total assets of $0.3 billion.

(3) The Company purchased certain assets and assumed certain limited liabilities of Greenpark Mortgage Corporation (“Greenpark”)on April 30, 2012 with total assets of $0.1 billion.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED - (F-2)

LOAN ANALYSIS

	September 30,	June 30,		December 31,	Organic annualized growth %
(Dollars in millions)	2012 Balance	2012 Balance	Impact of CBT Merger Balance	2011 Balance	Quarter ended Sept. 30, 2012	Year to date

Total residential mortgages	$1,226	$1,194	$7	$1,020	11%	26%
Total commercial loans	1,824	1,801	187	1,567	5	6
Total consumer loans	368	371	13	370	(3)	(5)
Total loans	$3,418	$3,366	$207	$2,957	6%	11%

DEPOSIT ANALYSIS

	September 30,	June 30,		December 31,	Organic annualized growth %
(Dollars in millions)	2012 Balance	2012 Balance	Impact of CBT Merger Balance	2011 Balance	Quarter ended Sept. 30, 2012	Year to date
Demand/NOW	$857	$834	$77	$719	11%	11%
Money market	1,182	1,158	60	1,055	8	8
Savings	382	372	2	351	11	11
Total non-maturity deposits	2,421	2,364	139	2,125	10	10

Total time deposits	1,028	1,046	72	976	(7)	(3)
Total deposits	$3,449	$3,410	$211	$3,101	5%	6%

(1)  Organic annualized growth rates are calculated on organic growth only, which excludes the impact of mergers and divestitures.

(2)  Quarterly data may not sum to annualized data due to rounding.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-3)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2012	2011	2012	2011
Interest and dividend income
Loans	$39,497	$35,719	$113,335	$88,932
Securities and other	3,626	3,547	11,116	10,300
Total interest and dividend income	43,123	39,266	124,451	99,232
Interest expense
Deposits	5,628	6,097	16,612	17,580
Borrowings and subordinated debentures	2,270	2,131	6,416	6,267
Total interest expense	7,898	8,228	23,028	23,847
Net interest income	35,225	31,038	101,423	75,385
Non-interest income
Loan related fees	5,646	934	10,543	2,305
Deposit related fees	3,775	3,885	11,238	9,792
Insurance commissions and fees	2,742	2,431	8,256	8,943
Wealth management fees	1,774	1,607	5,431	4,188
Total fee income	13,937	8,857	35,468	25,228
Other	375	(158)	885	(355)
Gain on sale of securities, net	—	—	7	6
Non-recurring gain	1	1,975	43	2,099
Total non-interest income	14,313	10,674	36,403	26,978
Total net revenue	49,538	41,712	137,826	102,363
Provision for loan losses	2,500	2,200	6,750	5,300
Non-interest expense
Compensation and benefits	15,992	13,195	45,219	36,373
Occupancy and equipment	4,599	3,883	13,484	10,864
Technology and communications	2,302	1,996	6,518	4,993
Marketing and promotion	419	498	1,548	1,120
Professional services	1,327	1,375	4,185	3,523
FDIC premiums and assessments	907	923	2,458	2,691
Other real estate owned and foreclosures	42	541	215	1,850
Amortization of intangible assets	1,314	1,271	3,982	2,922
Non-recurring and merger related expenses	2,214	9,091	10,522	16,250
Other	3,046	1,937	8,409	5,936
Total non-interest expense	32,162	34,710	96,540	86,522

Income from continuing operations before income taxes	14,876	4,802	34,536	10,541
Income tax expense	4,847	405	10,040	1,432
Net income from continuing operations	10,029	4,397	24,496	9,109
Loss from discontinued operations before income taxes (including gain on disposal of $63)	—	(8)	(261)	(8)
Income tax expense	—	(3)	376	(3)
Net loss from discontinued operations	—	(5)	(637)	(5)
Net income	$10,029	$4,392	$23,859	$9,104

Basic and diluted earnings per share:
Continuing operations	$0.46	$0.22	$1.14	$0.54
Discontinued operations	—	—	(0.03)	—
Total basic and diluted earnings per share	$0.46	$0.22	$1.11	$0.54

Weighted average shares outstanding:
Basic	21,921	20,009	21,541	16,863
Diluted	22,031	20,105	21,635	16,915

(1) The Company acquired Rome Bancorp on April 1, 2011. The income statement includes operations from that date.

(2) The Company acquired Legacy Bancorp on July 21, 2011. The income statement includes operations from that date.

(3) The Company acquired CBT on April 20, 2012. The income statement includes operations from that date.

(4) The Company purchased certain assets and assumed certain limited liabilities of Greenpark on April 30, 2012. The income statement includes operations from that date.

BERKSHIRE HILLS BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED - (F-4)

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(In thousands, except per share data)	2012	2012	2012	2011	2011
Interest and dividend income
Loans	$39,497	$38,787	$35,051	$35,466	$35,719
Securities and other	3,626	3,869	3,621	3,562	3,547
Total interest and dividend income	43,123	42,656	38,672	39,028	39,266
Interest expense
Deposits	5,628	5,482	5,502	5,792	6,097
Borrowings and subordinated debentures	2,270	2,121	2,025	2,101	2,131
Total interest expense	7,898	7,603	7,527	7,893	8,228
Net interest income	35,225	35,053	31,145	31,135	31,038
Non-interest income
Loan related fees	5,646	3,524	1,373	856	934
Deposit related fees	3,775	3,963	3,500	3,848	3,885
Insurance commissions and fees	2,742	2,768	2,746	2,145	2,431
Wealth management fees	1,774	1,757	1,900	1,650	1,607
Total fee income	13,937	12,012	9,519	8,499	8,857
Other	375	269	241	318	(158)
Gain on sale of securities, net	—	7	—	8	—
Non-recurring gain	1	—	42	—	1,975
Total non-interest income	14,313	12,288	9,802	8,825	10,674
Total net revenue	49,538	47,341	40,947	39,960	41,712
Provision for loan losses	2,500	2,250	2,000	2,263	2,200
Non-interest expense
Compensation and benefits	15,992	15,638	13,589	13,172	13,195
Occupancy and equipment	4,599	4,490	4,395	4,063	3,883
Technology and communications	2,302	2,258	1,958	2,464	1,996
Marketing and promotion	419	778	351	419	498
Professional services	1,327	1,493	1,365	1,146	1,375
FDIC premiums and assessments	907	870	681	542	923
Other real estate owned and foreclosures	42	(6)	179	153	541
Amortization of intangible assets	1,314	1,357	1,311	1,314	1,271
Non-recurring and merger related expenses	2,214	4,085	4,223	3,678	9,091
Other	3,046	3,221	2,142	2,579	1,937
Total non-interest expense	32,162	34,184	30,194	29,530	34,710

Income from continuing operations before income taxes	14,876	10,907	8,753	8,167	4,802
Income tax expense	4,847	2,921	2,272	609	405
Net income from continuing operations	10,029	7,986	6,481	7,558	4,397
(Loss) gain from discontinued operations before income taxes (including gain on disposals)	—	—	(261)	4,692	(8)
Income tax expense (benefit)	—	—	376	3,773	(3)
Net (loss) gain from discontinued operations	—	—	(637)	919	(5)
Net income	$10,029	$7,986	$5,844	$8,477	$4,392

Basic and diluted earnings per share:
Continuing operations	$0.46	$0.37	$0.31	$0.36	$0.22
Discontinued operations	—	—	(0.03)	0.04	—
Total basic and diluted earnings per share	$0.46	$0.37	$0.28	$0.40	$0.22

Weighted average shares outstanding:
Basic	21,921	21,742	20,955	20,930	20,009
Diluted	22,031	21,806	21,062	21,043	20,105

(1) See notes on pages F-1 and F-3 regarding merger, acquisitions and divestiture.

BERKSHIRE HILLS BANCORP, INC.

ASSET QUALITY ANALYSIS - (F-5)

	At or for the Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)	2012	2012	2012	2011	2011
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$8,440	$8,525	$8,281	$7,010	$4,750
Commercial mortgages	13,552	15,336	12,151	14,280	13,721
Commercial business loans	2,024	1,047	1,029	990	1,399
Consumer loans	1,823	1,209	1,411	1,954	1,834
Total non-accruing loans	25,839	26,117	22,872	24,234	21,704
Other real estate owned	1,399	827	439	1,900	2,200
Total non-performing assets	$27,238	$26,944	$23,311	$26,134	$23,904

Total non-accruing loans/total loans	0.76%	0.78%	0.75%	0.82%	0.72%
Total non-performing assets/total assets	0.59%	0.60%	0.58%	0.65%	0.58%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$32,868	$32,657	$32,444	$32,181	$31,919
Charged-off loans	(2,353)	(2,102)	(1,923)	(2,313)	(2,061)
Recoveries on charged-off loans	75	63	136	313	123
Net loans charged-off	(2,278)	(2,039)	(1,787)	(2,000)	(1,938)
Provision for loan losses	2,500	2,250	2,000	2,263	2,200
Balance at end of period	$33,090	$32,868	$32,657	$32,444	$32,181

Allowance for loan losses/total loans	0.97%	0.98%	1.07%	1.10%	1.07%
Allowance for loan losses/non-accruing loans	128%	126%	143%	134%	148%

NET LOAN CHARGE-OFFS
Residential mortgages	$(243)	$(886)	$(381)	$(449)	$(292)
Commercial mortgages	(1,790)	(378)	(1,116)	(1,198)	(1,099)
Commercial business loans	(99)	(2)	(3)	(244)	(463)
Home equity	(90)	(707)	(247)	(90)	7
Other consumer	(56)	(66)	(40)	(19)	(91)
Total, net	$(2,278)	$(2,039)	$(1,787)	$(2,000)	$(1,938)

Net charge-offs (QTD annualized)/average loans	0.27%	0.25%	0.24%	0.27%	0.27%
Net charge-offs (YTD annualized)/average loans	0.25%	0.24%	0.24%	0.27%	0.27%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.62%	0.41%	0.55%	0.55%	0.79%
90+ Days delinquent and still accruing	0.38%	0.49%	0.40%	0.34%	0.22%
Total accruing delinquent loans	1.00%	0.90%	0.95%	0.89%	1.01%
Non-accruing loans	0.76%	0.78%	0.75%	0.82%	0.72%
Total delinquent and non-accruing loans	1.76%	1.68%	1.70%	1.71%	1.73%

(1) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

SELECTED FINANCIAL HIGHLIGHTS - (F-6)

	At or for the Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2012	2012	2012	2011	2011
PER SHARE DATA
Core earnings, diluted	$0.52	$0.47	$0.45	$0.44	$0.43
Net earnings, diluted	0.46	0.37	0.28	0.40	0.22
Tangible book value	15.86	15.49	15.81	15.60	14.86
Total book value	26.60	26.31	26.28	26.17	25.87
Market price at period end	22.88	22.00	22.92	22.19	18.47
Dividends	0.17	0.17	0.17	0.17	0.16

PERFORMANCE RATIOS
Core return on assets	1.00%	0.94%	0.94%	0.93%	0.89%
Return on assets	0.88	0.73	0.59	0.85	0.45
Core return on equity	7.81	7.13	6.80	6.74	6.50
Return on equity	6.89	5.58	4.23	6.16	3.31
Net interest margin, fully taxable equivalent	3.50	3.70	3.62	3.61	3.74
Fee income/Net interest and fee income	28.35	25.52	23.44	21.44	22.20
Efficiency ratio	56.54	59.29	59.27	59.44	59.62

GROWTH
Total commercial loans, year-to-date (annualized)	22%	30%	3%	29%	38%
Total loans, year-to-date (annualized)	21	27	11	38	54
Total deposits, year-to-date (annualized)	12	16	11	41	63
Total net revenues, year-to-date, compared to prior year	34	45	43	33	28
Earnings per share, year-to-date, compared to prior year	106	110	40	(2)	(26)
Core earnings per share, year-to-date, compared to prior year	30	39	50	53	50

FINANCIAL DATA (In millions)
Total assets	$4,634	$4,508	$4,029	$3,991	$4,087
Total loans	3,418	3,366	3,039	2,957	3,003
Allowance for loan losses	33	33	33	32	32
Total intangible assets	239	240	222	223	233
Total deposits	3,450	3,410	3,184	3,101	3,249
Total stockholders’ equity	591	583	557	553	547
Total core income	11.4	10.2	9.4	9.3	8.6
Total net income	10.0	8.0	5.8	8.5	4.4

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	0.27%	0.25%	0.24%	0.27%	0.27%
Non-performing assets/total assets	0.59	0.60	0.58	0.65	0.58
Allowance for loan losses/total loans	0.97	0.98	1.07	1.10	1.07
Allowance for loan losses/non-accruing loans	128	126	143	134	148

CAPITAL RATIOS
Stockholders’ equity to total assets	12.75%	12.94%	13.82%	13.86%	13.38%
Tangible stockholders’ equity to tangible assets	8.01	8.04	8.80	8.76	8.15

(1) Reconciliation of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10. Tangible assets are total assets less total intangible assets.

(2) All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

(3) The above schedule does not reclassify balances associated with discontinued operations, which are reclassified from period Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, end balances on the balance sheet. although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE BALANCES - (F-7)

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(In thousands)	2012	2012	2012	2011	2011
Assets
Loans:
Residential mortgages	$1,207,635	$1,167,007	$1,057,903	$1,039,025	$1,004,950
Commercial mortgages	1,276,909	1,250,741	1,153,690	1,166,989	1,140,691
Commercial business loans	545,988	490,983	412,237	392,542	383,059
Consumer loans	368,795	375,090	366,035	376,385	376,754
Total loans	3,399,327	3,283,821	2,989,865	2,974,941	2,905,454
Securities	559,116	549,479	525,109	515,128	474,435
Short-term investments and loans held for sale	115,835	47,302	15,107	20,748	34,293
Total earning assets	4,074,278	3,880,602	3,530,081	3,510,817	3,414,182
Goodwill and other intangible assets	239,186	235,961	223,930	230,864	229,594
Other assets	258,246	235,712	235,909	247,376	226,757
Total assets	$4,571,710	$4,352,275	$3,989,920	$3,989,057	$3,870,533

Liabilities and stockholders’ equity
Deposits:
NOW	$291,158	$297,431	$272,239	$274,041	$256,662
Money market	1,170,840	1,136,161	1,084,948	953,162	853,128
Savings	376,064	370,182	359,859	446,672	476,230
Time	1,039,301	1,038,662	983,696	1,028,817	1,029,555
Total interest-bearing deposits	2,877,363	2,842,436	2,700,742	2,702,692	2,615,575
Borrowings and debentures	531,076	398,650	257,389	248,611	253,018
Total interest-bearing liabilities	3,408,439	3,241,086	2,958,131	2,951,303	2,868,593
Non-interest-bearing demand deposits	537,466	498,972	439,015	448,952	432,381
Other liabilities	43,047	39,665	40,039	38,110	38,431
Total liabilities	3,988,952	3,779,723	3,437,185	3,438,365	3,339,405

Total stockholders’ equity	582,758	572,552	552,735	550,692	531,128

Total liabilities and stockholders’ equity	$4,571,710	$4,352,275	$3,989,920	$3,989,057	$3,870,533

Supplementary data
Total non-maturity deposits	$2,375,528	$2,302,746	$2,156,061	$2,122,827	$2,018,401
Total deposits	3,414,829	3,341,408	3,139,757	3,151,644	3,047,956
Fully taxable equivalent income adj.	623	638	669	674	673

(1) Average balances for securities available-for-sale are based on amortized cost. Total loans include non-accruing loans.

(2) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

AVERAGE YIELDS  (Fully Taxable Equivalent - Annualized) - (F-8)

	Quarters Ended
	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2012	2012	2012	2011	2011
Earning assets
Loans:
Residential mortgages	4.28%	4.58%	4.63%	4.68%	4.82%
Commercial loans	4.85	5.00	4.89	4.98	5.27
Consumer loans	3.97	3.93	3.98	4.03	4.17
Total loans	4.62	4.75	4.72	4.74	4.97
Securities	3.02	3.30	3.29	3.26	3.53
Short-term investments and loans held for sale	2.15	1.55	0.07	0.14	0.03
Total earning assets	4.27	4.49	4.48	4.49	4.72

Funding liabilities
Deposits:
NOW	0.28	0.30	0.26	0.39	0.49
Money Market	0.47	0.49	0.55	0.62	0.66
Savings	0.18	0.18	0.20	0.19	0.18
Time	1.48	1.44	1.51	1.52	1.67
Total interest-bearing deposits	0.78	0.78	0.82	0.87	0.95
Borrowings and debentures	1.70	2.14	3.16	3.35	3.34
Total interest-bearing liabilities	0.92	0.95	1.02	1.06	1.16

Net interest spread	3.35	3.54	3.46	3.43	3.56
Net interest margin	3.50	3.70	3.62	3.61	3.74

Cost of funds	0.80	0.82	0.89	0.92	1.01
Cost of deposits	0.66	0.66	0.71	0.73	0.82

(1) Cost of funds includes all deposits and borrowings.

(2) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule, although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-9)

		At or for the Quarters Ended
		Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
(Dollars in thousands)		2012	2012	2012	2011	2011
Net income		$10,029	$7,986	$5,844	$8,477	$4,392
Adj: Gain on sale of securities, net		—	(7)	—	(8)	—
Adj: Other non-recurring gain		(1)	—	(42)	—	(1,975)
Plus: Non-recurring and merger related expense		2,214	4,085	4,223	3,678	9,091
Adj: Income taxes		(859)	(1,853)	(1,255)	(1,947)	(2,884)
Adj: Net income (loss) from discontinued operations		—	—	637	(919)	5
Total core income	(A)	$11,383	$10,211	$9,407	$9,281	$8,629

Total non-interest income		$14,313	$12,288	$9,878	$8,825	$10,766
Adj: Gain on sale of securities, net		—	(7)	—	(8)	—
Adj: Other non-recurring gain		(1)	—	(42)	—	(1,975)
Total core non-interest income		14,312	12,281	9,836	8,817	8,791
Net interest income		35,225	35,053	31,138	31,135	31,551
Total core revenue		$49,537	$47,334	$40,974	$39,952	$40,342

Total non-interest expense		$32,162	$34,184	$30,524	$29,533	$35,320
Less: Non-recurring and merger related expense		(2,214)	(4,085)	(4,223)	(3,678)	(9,091)
Core non-interest expense		29,948	30,099	26,301	25,855	26,229
Less: Amortization of intangible assets		(1,314)	(1,357)	(1,318)	(1,314)	(1,382)
Total core tangible non-interest expense		$28,634	$28,742	$24,983	$24,541	$24,847

(Dollars in millions, except per share data)
Total average assets	(B)	$4,572	$4,352	$3,990	$3,989	$3,871
Total average stockholders’ equity	(C)	583	573	553	551	531

Total stockholders’ equity, period-end		591	583	557	553	547
Less: Intangible assets, period-end		(239)	(240)	(222)	(223)	(233)
Total tangible stockholders’ equity, period-end	(D)	$352	$343	$335	$330	$314

Total shares outstanding, period-end (thousands)	(E)	22,213	22,169	21,191	21,147	21,134
Average diluted shares outstanding (thousands)	(F)	22,031	21,806	21,062	21,043	20,105

Core earnings per share, diluted	(A/F)	$0.52	$0.47	$0.45	$0.44	$0.43
Tangible book value per share, period-end	(D/E)	$15.86	$15.49	$15.81	$15.60	$14.86

Core return (annualized) on assets	(A/B)	1.00%	0.94%	0.94%	0.93%	0.89%
Core return (annualized) on equity	(A/C)	7.81	7.13	6.80	6.74	6.50
Efficiency ratio (1)		56.54	59.29	59.27	59.44	59.62

Supplementary data
Tax credit benefit of tax shelter investments		$483	$505	$505	$664	$664

(1) Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3) Quarterly data may not sum to year-to-date data due to rounding.

(4) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule,  although they are reclassified out of loans and deposits on the balance sheet and income statement.

BERKSHIRE HILLS BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - (F-10)

		At or for the Nine Months Ended
		Sept. 30,	Sept. 30,
(Dollars in thousands)		2012	2011
Net income		$23,859	$9,104
Adj: Gain on sale of securities, net		(7)	(6)
Adj: Other non-recurring gain		(43)	(2,099)
Plus: Non-recurring and merger related expense		10,522	16,250
Adj: Income taxes		(3,967)	(4,600)
Adj: Net income from discontinued operations		637	—
Total core income	(A)	$31,001	$18,649
Plus: Amortization of intangible assets		3,989	3,033
Total tangible core income	(B)	$34,990	$21,682

Total non-interest income		$36,479	$27,070
Adj: Gain on sale of securities, net		(7)	(6)
Adj: Other non-recurring gain		(43)	(2,099)
Total core non-interest income		36,429	24,965
Net interest income		101,416	75,898
Total core revenue		$137,845	$100,863

Total non-interest expense		$96,870	$87,132
Less: Non-recurring and merger related expense		(10,522)	(16,250)
Core non-interest expense		86,348	70,882
Less: Amortization of intangible assets		(3,989)	(3,033)
Total core tangible non-interest expense		$82,359	$67,849

(Dollars in millions, except per share data)
Total average assets	(B)	$4,572	$3,320
Total average stockholders’ equity	(C)	$583	$458

Total stockholders’ equity, period-end		$591	$547
Less: Intangible assets, period-end		(239)	(233)
Total tangible stockholders’ equity, period-end	(D)	$352	$314

Total common shares outstanding, period-end (thousands)	(E)	22,213	21,134
Average diluted common shares outstanding (thousands)	(F)	21,635	16,915

Core earnings per common share, diluted	(A/F)	$1.43	$1.10
Tangible book value per common share, period-end	(D/E)	$15.86	$14.86

Core return (annualized) on assets	(A/B)	1.02%	0.87%
Core return (annualized) on equity	(A/C)	8.00	6.32
Efficiency ratio (1)		58.30	65.69

(1) Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments.  The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(2) Ratios are annualized and based on average balance sheet amounts, where applicable.

(3) Quarterly data may not sum to year-to-date data due to rounding.

(4) Amounts related to loans and deposits of discontinued operations have not been reclassified on the above schedule,  although they are reclassified out of loans and deposits on the balance sheet and income statement.